Exhibit 21

The Company's only active subsidiaries are each wholly owned and are included in the consolidated financial statements of the Company, and their jurisdictions of incorporation are as follows:

                                              Jurisdiction of
     Name of Subsidiary                       Incorporation
     ------------------                       -------------

     CHC Solutions Europe Limited             England and Wales
     Computer Horizons (Canada) Corp.         Toronto, Canada
     Horizon Enterprises Inc.                 Delaware
     Horizons Consulting, Inc.                Delaware
     Strategic Outsourcing Systems, Inc.      Delaware
     Unified Systems Solutions, Inc.          New Jersey